BACCHUS LAW GROUP Corporate & Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

May 22, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Dear Sirs/Mesdames:

Re: Legacy Mining Ltd.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

LEGACY MINING LTD. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at Suite 806 - 1288 Alberni Street, Vancouver, British Columbia, Canada V6E 4N5. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on February 19, 1999. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time and no class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 4,605,176 shares of common stock previously issued by the Company to the selling shareholders listed in this Registration Statement (the "Selling Shareholder") are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non- assessable. In addition, I am of the opinion that the shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock. The common stock to be sold by the Company by direct offering pursuant to this Form SB- 2/A4 Registration Statement is likewise legal under the laws of the State of Nevada and when issued, it will be legally issued, fully paid, and non- assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

4.	By directors’ resolution, the Company has authorized the issuance of up to 1,000,000 shares of common stock through a direct offering.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance for sale of up to 1,000,000 shares of common stock was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form SB-2/A4 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC